Exhibit 99

Investor News	NYSE:PEG

For further information, contact:

➢ Kathleen A. Lally, Vice President – Investor Relations	Phone: 973-430-6565

➢ Carlotta Chan Lane, Manager – Investor Relations	Phone: 973-430-6596

PSE&G’S ELECTRIC RATES TO CHANGE MODESTLY

UNDER AGREEMENTS APPROVED BY

NEW JERSEY BOARD OF PUBLIC UTILITIES

(Newark, NJ – June 7, 2010) Public Service Electric and Gas Company (PSE&G) announced that its customer electric rates will change slightly as a result of a decision today by the New Jersey Board of Public Utilities (BPU).

The rates reflect the net effect of the BPU’s approval for PSE&G to implement a modest increase in base electric distribution rates offset by a customer refund that will be effective during the next two years.

On a related front, the Board deferred action on the company’s request to increase gas distribution revenues by $26.5 million until a future agenda meeting.

In today’s action on the company’s first rate request in nearly four years, the BPU approved provisions in two separate agreements PSE&G had reached recently with the BPU staff, the Public Advocate and the NJ Large Energy Users Group.

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The company will receive $73.5 million in additional electric revenue, which would increase the average residential customer’s bill for 7,360 kilowatthours of electricity usage by about $12 per year, or 0.9 percent. This customer’s monthly summer electric bill for 780 kilowatthours would increase by about $3, or 2.4 percent.

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The company agreed to refund $122 million to customers during the next two years to resolve a long-standing issue regarding the Market Transition Charge (MTC) which was part of the state’s deregulation law implemented in 1999. When the refund is factored in, the average residential customer’s electric bill will only increase about $1 per year for the next two years.

Commenting on the Board’s actions today, Ralph LaRossa, PSE&G president and COO, said:

“PSE&G is extremely proud of its excellent safety and reliability record. Since our last rate case in 2006, we have made substantial investments in our electric and gas delivery systems to keep those commitments to the people of the New Jersey. We recognize, however, that we need to strike a balance between the need for additional revenue and today’s tough economic realities. We will take whatever steps are necessary to operate our business within the parameters of this decision.”

LaRossa added that resolving the outstanding issues regarding the collection of the MTC will offset the rate increase for customers during the next two years.

“The issue of whether we still owed customers money from these charges has been lingering for the past few years,” he said. “We believe it is in the best interests of the company to finally put these issues behind us.” The company had already returned $225 million in MTC charges a number of years ago.

When the rate increase request was filed in May 2009, the company had asked the BPU to approve $230.6 million in additional electric and gas distribution revenue. During the course of the year-long review, the request had been modified to $204 million. The final settlement agreement included an increase of $100 million in additional electric and gas revenues with a return on equity of 10.3 percent.

Public Service Electric and Gas Company (PSE&G) is New Jersey’s oldest and largest regulated gas and electric delivery utility, serving nearly three-quarters of the state’s population. PSE&G is the winner of the ReliabilityOne National Achievement Award for superior electric system reliability. PSE&G is a subsidiary of Public Service Enterprise Group Incorporated (PSEG) (NYSE:PEG), a diversified energy company (www.pseg.com).

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FORWARD-LOOKING STATEMENT

Readers are cautioned that statements contained in this presentation about our and our subsidiaries' future performance, including future revenues, earnings, strategies, prospects and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance they will be achieved. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, but are not limited to:

•	Adverse changes in energy industry, law, policies and regulation, including market structures and rules, and reliability standards.

•	Any inability of our transmission and distribution businesses to obtain adequate and timely rate relief and regulatory approvals from federal and state regulators.

•	Changes in federal and state environmental regulations that could increase our costs or limit operations of our generating units.

•	Changes in nuclear regulation and/or developments in the nuclear power industry generally, that could limit operations of our nuclear generating units.

•	Actions or activities at one of our nuclear units located on a multi-unit site that might adversely affect our ability to continue to operate that unit or other units at the same site.

•	Any inability to balance our energy obligations, available supply and trading risks.

•	Any deterioration in our credit quality.

•	Availability of capital and credit at commercially reasonable terms and our ability to meet cash needs.

•	Any inability to realize anticipated tax benefits or retain tax credits.

•	Changes in the cost of or interruption in the supply of fuel and other commodities necessary to the operation of our generating units.

•	Delays or unforeseen cost escalations in our construction and development activities.

•	Adverse performance of our decommissioning and defined benefit plan trust fund investments, and changes in discount rates and funding requirements.

•	Changes in technology and increased customer conservation.

For further information, please refer to our Annual Report on Form 10-K, including Item 1A. Risk Factors, and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. These documents address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this presentation. In addition, any forward-looking statements included herein represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.